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                                                                    Exhibit 99.2
FOR IMMEDIATE  RELEASE

NASDAQ:  AAII

                      APPLIED ANALYTICAL INDUSTRIES RECAPS
                       ITS PRODUCT DEVELOPMENT PIPELINE IN
                          THIRD QUARTER CONFERENCE CALL


         WILMINGTON, NC, NOVEMBER 7, 2000 - Applied Analytical Industries, Inc. (NASDAQ: AAII), reported several advances in its pharmaceutical product development pipeline during its November 1 conference call and corresponding Webcast with analysts and investors discussing the Company's financial results for the third quarter and nine months ended September 30, 2000, and in an additional webcasted interview on November 3, 2000.

         Dr. Fred Sancilio, Chairman and Chief Executive Officer, noted the following developments in the Company's product pipeline in the conference call and Webcasts:

         o A third clinical trial is in the process of being completed in the fourth quarter of 2000 testing the resilience of the Company's once-a-day formulation of fexofenadine/pseudo-ephedrine to food effects. The Company is in negotiations with a multinational drug company for this product and is seeking fair value for it, in light of its positive clinical data during the development and negotiation process to date. The Company believes that these negotiations will reach a conclusion within the next three quarters.

         o Late in the third quarter of 2000, the Company completed a Phase II clinical trial for its ProSorb-D(TM) pain management product. In these studies, AAI's ProSorb-D(TM) statistically outperformed both placebo and Novartis's Cataflam(R) product in time to onset of relief from pain, with onset of pain relief occurring one-third faster than Cataflam(R). ProSorb-D(TM) also substantially outperformed both placebo and Cataflam(R) in duration of relief of pain associated with the trauma. The Company plans to meet with FDA and European regulatory agencies and finalize the design of trials for this product for worldwide introduction.

         o AAI is not presently seeking a partner for its ProSorb-D(TM) pain management product, but rather will wait for further value maximization before deciding how to commercialize the product. The Company may decide to license this product outside the United States while performing Phase III clinical trials prior to seeking regulatory approval to sell the product in the United States.

         o Progress continues in clinical and nonclinical research in certain targeted areas of interest to the Company's client base. The Company is nearing completion of a glipizide core using osmotic applications and with combinations of glipizide, to improve patient compliance in the treatment of diabetes. The Company is also evaluating use of the


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                  osmotic pseudoephedrine 24-hour core in combination with
                  products other than with fexofenadine.

         o In immunosuppression, the Company is in late stage development of products to better treat rheumatoid arthritis and kidney rejection and is in preclinical development of specific dosage forms to treat lupus. The Company is also beginning early stage development using a metabolite of azathioprine to treat other immunosuppressive disorders such as inflammatory bowel disease (IBD) and Crohn's disease. AAI is beginning to leverage this work into new regulatory approvals for such immunosuppression products and establishing proprietary intellectual property positions through unique dosage forms and delivery systems.

         o The Company is planning to introduce direct sales of its branded azathioprine product in the first quarter of 2001 and to conduct investigations of new uses for this drug. The Company believes that sales of this drug will grow at a moderate rate during 2001.

         o The Company has continued to make significant progress in its "proton pump inhibitor" research projects. AAI has filed several additional U.S. and international patents around proton pump inhibitors that should publish early in 2001 and could issue within the next two years.

         Dr. Sancilio further noted the Company's plan by year-end to have completed the segmentation of AAI's businesses into distinct fee-for-service, product development and direct pharmaceutical sales businesses.

About AAI

AAI is a specialty pharmaceutical and product development company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, AAI has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create quality health care products. The Company has earned a reputation for solving complex pharmaceutical challenges utilizing analytical testing and formulations development techniques, as well as validation and regulatory affairs support services. Its stock is listed on Nasdaq (AAII). For more information about AAI, visit the Company's website at www.aaiintl.com.



Forward-Looking Statements

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements in this press release pertaining to potential outcomes and commercial implications with respect to clinical trials; negotiations to out-license products under development and the related timeframes and geographic areas; plans to meet with regulatory agencies to seek product approvals; work on, and potential sales or out-licensing of, new potential products and the timing thereof; potential issuance of patents and related timing; the Company's revenues and growth


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rates; products in the Company's development and regulatory approval pipelines and the status thereof, including products for the treatment of lupus, IBD, rheumatoid arthritis, kidney rejection and Crohn's disease; and the Company's future goals. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company's ability to successfully enhance its ability to provide strategic product development solutions to its clients while developing and profitably selling its own products, in each case with timely regulatory approvals; apply its technologies to develop and commercialize new and improved products which receive timely regulatory approvals and are commercially successful; and to scientific, competitive and other developments and factors in the Company's chosen fields of direct pharmaceutical sales, pharmaceutical product development and out-licensing, and fee-for-service drug development research. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2000 and August 14, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.